Exhibit  99.2

FOR  IMMEDIATE  RELEASE:



                      MANAGEMENT PROPOSES OFFER TO ACQUIRE
                         SEMELE GROUP INC. COMMON STOCK

Westport, CT - (Business Wire) - May 5, 2003. Semele Group Inc. (VSLF-OTCBB) ("Semele") announced today that it had received a proposal from Gary Engle and James Coyne, respectively Semele's CEO and President ("Management"), who together with their affiliates are the beneficial owners of approximately 58% of the outstanding Semele common stock, for the acquisition of substantially all of the outstanding shares of common stock of Semele not already owned by Management for $1.20 per share.

The proposal states that the acquisition of such shares by Management would take the form of a cash out merger with a newly formed entity controlled by Management. The proposal would not be contingent on any financing conditions.

Management has requested that the Special Committee of the Semele Board of Directors consider any offers from Management and evaluate the fairness of this proposal for the purpose of making a recommendation with respect to this proposal.

Management's proposal is detailed in Management's latest amended Schedule 13D to be filed with the Securities and Exchange Commission, which shareholders can obtain free of charge from the U.S. Securities and Exchange Commission's website at http: www.sec.gov.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Semele. When it becomes available, shareholders should read the proxy statement (including a "going-private" Transaction Statement), as it will contain important information about the transaction. When it becomes available, shareholders can obtain such proxy statement free of charge from the U.S. Securities and Exchange Commission's website at http: www.sec.gov or from Management by directing a request to Semele Group Inc., 200 Nyala Farm Rd., Westport, Connecticut 06880.

SEMELE  CONTACT:
James  A.  Coyne
Semele  Group  Inc.
200  Nyala  Farms
Westport,  CT  06880
Email:  jcoyne@equisgroup.com
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